UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2015

Vermillion, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34810	33-059-5156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of Principal Executive Offices) (Zip Code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On March 18, 2015, Robert S. Goggin, a director of Vermillion, Inc. (the “Company”), advised the Company that he intends to retire from the board of directors of the Company (the “Board”) at the end of his current term and will therefore not stand for re-election to the Board at the Company’s 2015 annual meeting of shareholders.  Mr. Goggin advised the Company that his decision to retire was not the result of any disagreement with the Company.

(e)

On March 16, 2015, the Compensation Committee of the Board approved the 2014 bonus payout amounts to each of the named executive officers listed below. The 2014 cash bonus payout amounts for Mr. Munroe and Mr. Schoen were determined based primarily on (1) continued commercialization (volume and revenue) of OVA1, (2) the launch of ASPiRA LABS, Inc., (3) payer contract coverage rates and number of covered lives, (4) generation of health economic data, (5) progress on platform migration, (6) advancement of a next-generation diagnostic test and (7) management of operating expenses. James LaFrance was appointed as President and Chief Executive Officer of the Company on April 23, 2014, and his bonus payout was determined based primarily on (1) expansion of the Company’s strategy, pipeline and five-year operating plan and (2) recruitment of an appropriate successor.  The amounts below together represent approximately 73% of the aggregate target bonus amount for such named executive officers. Mr. LaFrance’s payout was prorated based upon his start date of April 23, 2014.

Name	Title	Bonus Target for 2014	Bonus Payout for 2014
James T. LaFrance	Former President and Chief Executive Officer	50%	$129,375
Donald G. Munroe, Ph.D.	Senior Vice President of Business Development and Chief Scientific Officer	40%	$66,000
Eric J. Schoen	Vice President, Finance and Chief Accounting Officer	35%	$47,250

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.

Date: March 20, 2015By:/s/ Eric J. Schoen

Eric J. Schoen
Vice President, Finance and Chief Accounting Officer